Exhibit 10.28

PHOENIX EDUCATION PARTNERS, INC. SENIOR EXECUTIVE SEVERANCE PAY PLAN

(Effective October 8, 2025)

i

PHOENIX EDUCATION PARTNERS, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN

TABLE OF CONTENTS

Exhibit 10.28

PHOENIX EDUCATION PARTNERS, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN

The Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan as hereinafter set forth shall be effective with respect to Eligible Employees who incur an Involuntary Termination on or after October 8, 2025 (the “Effective Date”).

This Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan was adopted and approved by the Board of Directors (the “Board”) of Phoenix Education Partners, Inc. on October 7, 2025.

ARTICLE I DEFINITIONS

The following terms as used herein shall have the meanings set forth below:

(a) “Accrued Obligations” means, as of any date, the sum of a Participant’s accrued Base Pay, the amount of any Annual Bonus Opportunity earned in a year ended before the date of the Participant’s termination of employment but not yet paid to the Participant as of the employment termination date (other than amounts that he or she has elected to defer or that have been automatically deferred, if any), any accrued but unpaid vacation pay, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Participant by any Employer under any Employer’s plans (other than this Plan), but which have not yet been paid or provided (as applicable).

(b) “Administrator” or “Plan Administrator” shall mean the Compensation Committee or such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Administrator granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(c) “Affiliate” shall mean any person with whom the Company would be in a group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Code Sections 414(b) and (c) and the Treasury Regulations thereunder, except that in applying Code Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

(d) “Annual Bonus Opportunity” shall mean the total bonus payment a Participant would earn during the fiscal year if all bonus metrics are achieved at or above 100%. The Annual Bonus Opportunity is typically expressed as a percentage of annual Base Pay and, for certain executive positions, may include the potential for an upside payment in excess of 100% in the event of an overachievement of certain financial metrics.

(e) “Annual Long-Term Incentive” shall mean the total equity value a Participant would be awarded during the fiscal year utilizing market benchmarking data consistent with the benchmarking approach utilized when making the award in the immediately preceding year, or utilizing the market median target for that role, as provided most recently by the Company’s compensation consultant, whichever is higher.

(f) “Base Pay” shall mean a Participant’s gross annual base salary calculated on the basis of the annual rate of base salary in effect for him or her at the time of his or her Involuntary Termination. “Base Pay” shall not include any forms of faculty pay or any forms of extra compensation, such as bonuses, cost-of-living and other allowances, any award paid to the Participant under any incentive compensation plan of any Employer, any compensation attributable to stock options, restricted stock units or other equity or equity-based awards and any other contribution or payment by any Employer pursuant to any retirement, profit-sharing, disability or survivor income plan, health or welfare plan, life insurance plan, fringe benefits plan or similar plan.

(g) “Change in Control” means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code Section 409A.

(i) A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii) A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

(iii) A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(i) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

(ii) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(iii) A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of the Company.

(iv) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(h) “Change in Control Date” means the first date on which a Change in Control occurs before the termination of the Plan.

(i) “Change in Control Period” means the period beginning three (3) months prior to the Change in Control Date and ending twenty-one (21) months after the Change in Control Date.

(j) “COBRA Coverage Costs” shall mean the lump sum amount calculated and payable pursuant to Article II, Section B of the Plan to a Participant.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(l) “Company” shall mean Phoenix Education Partners, Inc.

(m) “Effective Date” shall mean October 8, 2025, the date on which the Plan becomes effective.

(n) “Eligible Employee” shall mean an Employee who is a Grade 17-20 Employee.

(o) “Employee” shall mean an individual who is in the employ of at least one Employer, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(p) “Employer” shall mean the Company and any Affiliate any of whose Employees are Participants in the Plan. The term "Employer" includes any successor to the Company or an Employer.

(q) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r) “Good Reason” shall mean, except as otherwise set forth in a Participation Agreement applicable to a Participant (if any), any of the following actions taken by an Employer without the Participant’s express prior written consent:

(i) a material reduction by the Employer of the Participant’s Base Pay (other than in a broad-based reduction similarly affecting all other members of the Company’s executive management);

(ii) the relocation of the Participant’s Principal Place of Employment by an Employer without the Participant’s consent and in a manner that increases the Participant’s one-way commute by more than twenty-five (25) miles as compared to the Participant’s then-current Principal Place of Employment immediately prior to such relocation; or

(iii) a failure of the Company to have a successor in interest to the Company assume the obligations to the Participant under this Plan in all material respects;

provided, however, that, any such termination by the Participant shall only be deemed for Good Reason pursuant to this definition if: (1) the Participant gives the Company written notice of the Participant’s intent to terminate for Good Reason within thirty (30) days following the Participant’s learning of the occurrence of the condition(s) that the Participant believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company (or Employer, as applicable) fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Participant voluntarily terminates the Participant’s employment within thirty (30) days following the end of the Cure Period. For the avoidance of doubt, any change in the entity structure of the Company or any other Employer, including as a result of a reorganization of the Company or any Employer, which does not result in a material adverse change to the Participant’s role or level of title, shall not constitute Good Reason.

(s) “Involuntary Termination” shall mean (i) the unilateral termination of the Participant’s employment by any Employer for any reason other than a Termination for Cause or (ii) the termination of the Participant’s employment by the Participant for Good Reason; provided, however, in no event shall an Involuntary Termination be deemed to occur in the event the Participant’s employment terminates by reason of Participant’s death or disability. In addition, an Involuntary Termination shall not be deemed to occur if a Participant’s employment is terminated by any Employer by reason of the Participant’s failure to accept an alternate position offered by another Employer or a purchaser (in connection with the Change in Control) if (1) there is no change to the Participant’s Principal Place of Employment; (2) each of the Participant’s Base Pay, Annual Bonus Opportunity and Annual Long-Term Incentive in the alternate position is not less than 100% of each of the Participant’s Base Pay, Annual Bonus Opportunity and Annual Long-Term Incentive in the former position with the Employer; and (3) the alternate position will not result in a material reduction in the Participant’s title, duties, responsibilities, reporting relationships, budget responsibility, management scope and authority level (together, “Comparable Employment Position”).

(t) “Outplacement Services” means career transition planning, career coaching, resume and interview preparation and similar services to be made available at the Employer’s cost following a Participant’s Involuntary Termination.

(u) “Participant” shall mean an individual who (i) has been designated as a participant in the Plan by the Administrator, subject to Article II, Section A, and (ii) at the time of his or her Involuntary Termination is an Eligible Employee. An Eligible Employee whose employment with an Employer terminates for any reason other than an Involuntary Termination, including (without limitation) any of the following reasons, shall not be a Participant in the Plan and shall not be entitled to any severance benefits hereunder: (1) transfer to employment with another member of the Employer that constitutes a Comparable Employment Position, (2) a voluntary resignation that is not due to Good Reason, (3) a Termination for Cause, (4) death or disability, (5) retirement (other than a retirement that is a direct result of an Involuntary Termination) or (6) temporary layoff or a military leave of absence, except that if (during such absence from work) an Involuntary Termination of his or her Eligible Employee status occurs, then the Eligible Employee shall be eligible for Severance Pay as a result of such Involuntary Termination. A Participant ceases to be such on the date he or she ceases to be eligible for any further Severance Pay pursuant to the provisions of Article II hereof.

(v) “Plan” shall mean this Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan, as amended from time to time.

(w) “Plan Year” shall mean the calendar year or such other period as the Company shall from time to time determine.

(x) “Principal Place of Employment” shall mean a location where a job is based, including but not limited to remote or at home work locations within the United States. In addition, from time to time, an Employer has granted and in the future may grant a Participant’s request to work from another physical location on other than a temporary basis (as defined below), as a matter of personal convenience to the Participant. Any such change in work location shall not amount to a change in the Participant’s Principal Place of Employment for purposes of this Plan, unless the Employer agrees in writing at the time the Employer approves the request that a change in Participant’s Principal Place of Employment will result. The location at which a Participant is working on other than a temporary basis, as of the Effective Date of this Plan, inclusive of any work from home or remote work locations, shall be considered the Participant’s Principal Place of Employment for purposes of this Plan. For purposes of this definition, “temporary basis” shall mean a period of time that is typically not more than six (6) months, but may from time to time extend to a longer but estimable period of time, which is known to Participant and the Employer at the time Participant changes his or her work location on a temporary basis.

(y) “Separation from Service” shall mean the Participant’s cessation of Employee status and shall be deemed to occur for purposes of the Plan at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is, either by statute or contract, provided with a right to reemployment with any Employer; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided with a right to reemployment either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(z) “Severance Pay” shall mean the amount payable pursuant to Article II, Section A of the Plan to a Participant who ceases employment with an Employer by reason of an Involuntary Termination.

(aa) “Specified Employee” shall mean a Participant who is, pursuant to procedures established by the Plan Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non- qualified deferred compensation plans of any Employer subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each Participant who is a “key employee” (within the meaning of that term under Code Section 416(i)) at any time during the twelve (12)-month period ending with such date. A Participant who is so identified as a Specified Employee will have that status for the twelve (12)- month period beginning on April 1 of the following calendar year.

(bb) “Target Annual Bonus” shall mean the bonus payment a Participant would earn during the fiscal year if all bonus metrics are achieved at 100%. The Target Bonus Opportunity is typically expressed as a percentage of annual Base Pay.

(cc) “Termination for Cause” shall mean the termination of an Eligible Employee’s service or employment with an Employer for one or more of the following reasons (each such reason, “Cause”):

(i) willful, material and continued failure or refusal to perform the material duties and responsibilities required of his or her position with the Employer that, if curable, is not cured within 30 days after the Employer Group Company delivers to the Eligible Employee written notice specifying the nature of such failure or refusal;

(ii) a material breach of a material Employer policy, including those governing employee conduct and procedures (including, by way of example only, policies regarding equal employment, anti-harassment and anti-discrimination), which breach, if curable, is not cured within 30 days after the Employer delivers to the Eligible Employee written notice specifying the nature of such breach;

(iii) the Eligible Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of an Employer or while performing duties for the Employer, or the Eligible Employee’s habitual use of alcohol or other legal substances that materially interfere with the performance of the Eligible Employee’s duties;

(iv) conviction of or pleading guilty or nolo contendere to any felony or any misdemeanor involving theft, fraud, embezzlement, dishonesty, misappropriation of property or a depraved or immoral act;

(v) commission of any act of fraud against, or the material misappropriation of material proprietary information or material property belonging to any Employer;

(vi) willful misconduct, gross negligence or reckless disregard of the Eligible Employee’s duties for an Employer that materially injures (or is reasonably likely to materially injure) the business, reputation or financial condition of any Employer ; or

(vii) a material breach by the Participant of a material provision of any agreement he or she may have at the time with any Employer, including (without limitation) any restrictive covenant, employment, proprietary information, non-disclosure or confidentiality agreement.

Notwithstanding the foregoing, Cause shall not include the conviction of, or plea of guilty or nolo contendere to, any misdemeanor offense involving theft, fraud, embezzlement, dishonesty, misappropriation of property, or any depraved or immoral act, if such offense (a) arises from conduct that is technical, inadvertent or de minimis (e.g., petty offenses, minor misstatements, isolated errors in judgment) and is fully remedied, discharged or resolved without ongoing material consequence to any Employer, or (b) is minor in nature (reasonably viewed in light of all the facts and circumstances), does not involve the Employer, its Affiliates, or their business operations and does not materially impair the Eligible Employee’s ability to perform his or her duties or materially harm the reputation or legitimate business interests of the Employer.

ARTICLE II
PARTICIPATION AND PLAN BENEFITS

A. Participation. Each Eligible Employee shall become a Participant in the Plan on the first date (not earlier than the Effective Date) on which he or she has been designated by the Administrator as an Eligible Employee who is eligible to participate; provided, however, that the Administrator may require that an Eligible Employee deliver to the Company, within such timeframe as may be specified by the Administrator, a signed Participation Agreement, in which case the Eligible Employee will not become a Participant unless and until the Eligible Employee complies with such requirement within the time period specified by the Administrator. A Participant becomes eligible for benefits under the Plan if, outside of or during the Change in Control Period, the Participant has an Involuntary Termination and remains an Eligible Employee at the time of such Involuntary Termination.

B. Payment of Accrued Obligations: Unless payable under the payment timing provisions of an Employer’s plan (other than this Plan), which in such circumstances shall then be controlled by the applicable Employer plan terms, upon any Involuntary Termination the Employer shall pay the Participant all Accrued Obligations in a single lump sum payment within 15 days after the date of Involuntary Termination, or such earlier date as required by applicable law.

C. Severance Pay. The amount of Severance Pay to which an Eligible Employee may become entitled under this Plan upon his or her Involuntary Termination shall be as follows:

(1) Severance Pay upon Involuntary Termination not during a Change in Control Period: If a Participant has an Involuntary Termination, then unless subsection C(2) applies, the Participant shall be eligible for the following Severance Pay:

• Grade 17 Eligible Employee. A Grade 17 Eligible Employee shall be eligible to receive Severance Pay equal to 0.5 times his or her Base Pay.

• Grade 18 Eligible Employee. A Grade 18 Eligible Employee shall be eligible to receive Severance Pay equal to 0.75 times his or her Base Pay.

• Grade 19 Eligible Employee. A Grade 19 Eligible Employee shall be eligible to receive Severance Pay equal to the sum of (i) 1.0 times his or her Base Pay plus (ii) 1.0 times his or her Target Annual Bonus.

• Grade 20 Eligible Employee. A Grade 20 Eligible Employee shall be eligible to receive Severance Pay equal to the sum of (i) 1.5 times his or her Base Pay plus (ii) 1.5 times his or her Target Annual Bonus.

The Severance Pay to which a Participant becomes entitled under this Article II, Section C(1) shall be paid in successive equal installments in accordance with the provisions of Article II, Section G(1) below. Each such payment shall be subject to the collection of all applicable withholding taxes by any Employer, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected.

(2) Severance Pay upon Involuntary Termination during a Change in Control Period: If a Participant has an Involuntary Termination during a change in Control Period, then the Participant shall be eligible for the following Severance Pay:

• Grade 17 Eligible Employee. A Grade 17 Eligible Employee shall be eligible to receive Severance Pay equal to 0.75 times his or her Base Pay.

• Grade 18 Eligible Employee. A Grade 18 Eligible Employee shall be eligible to receive Severance Pay equal to 1.0 times his or her Base Pay.

• Grade 19 Eligible Employee. A Grade 19 Eligible Employee shall be eligible to receive Severance Pay equal to the sum of (i) 1.5 times his or her Base Pay plus (ii) 1.5 times his or her Target Annual Bonus.

• Grade 20 Eligible Employee. A Grade 20 Eligible Employee shall be eligible to receive Severance Pay equal to the sum of (i) 2.0 times his or her Base Pay plus (ii) 2.0 times his or her Target Annual Bonus.

The Severance Pay to which a Participant becomes entitled under this Article II, Section C(2) shall be paid in a single lump sum in accordance with the provisions of Article II, Section G(2) below. Such payment shall be subject to the collection of all applicable withholding taxes by any Employer, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected.

(3) Severance Offsets. The amount of Severance Pay payable to a Participant under Article II, Section C(1) or Article II, C(2) hereof, as applicable, shall be reduced, to the extent permitted by applicable law and not otherwise in contravention of any applicable acceleration prohibition imposed under Code Section 409A, by (i) any monies a Participant owes to any Employer, and (ii) by the amount of severance pay or other severance benefits payable to the Participant pursuant to any other plan of any Employer or any agreement in effect between any Employer and the Participant so that there shall be no duplication of severance benefits under such plan or agreement and this Plan.

In further clarification of the foregoing offset provisions, should there be any other severance benefit arrangement in effect for a Participant on the Effective Date of this Plan or should any other severance benefit arrangement be established for a Participant in connection with his or her commencement of employment with any Employer, whether before or after such Effective Date, then the terms and provisions of that other severance benefit arrangement (including without limitation the form of payment and the commencement or payment date) shall supersede and replace the terms and provisions of this Plan to the extent that other arrangement provides for severance benefits at the time of the Participant’s Involuntary Termination that are equal to or greater than the amount of Severance Pay payable under the Plan, and no benefits shall be provided under this Plan that would duplicate those other severance benefits.

(4) Non-duplication. No Participant shall be entitled to benefits under both Article II, Section C(1) and Article II, Section (C)(2).

D. COBRA Coverage Costs. The Company shall make a lump sum cash payment to each Participant at Grade Level 17 or above who becomes entitled to Severance Pay under the Plan. The lump sum cash payment will be in an amount determined by multiplying (X) the amount by which (i) the monthly cost that would be payable by the Company (or any Employer), as measured as of the date of his or her Involuntary Termination, to obtain continued medical, dental and vision care coverage for the Participant and his or her spouse and eligible dependents under the Employer’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on the date of such Involuntary Termination exceeds (ii) the monthly amount payable at such time by a similarly-situated executive whose employment with an Employer has not terminated to obtain group health care coverage at the same level by (Y) the number of months calculated by multiplying the multiple of Base Pay used to calculate the Participant’s Severance Pay under the Plan by 12 (for example, if a Participant is eligible for Severance Pay consisting of 0.75 times Base Pay, the Participant will be eligible for 9 months of COBRA Coverage Costs (0.75 * 12 = 9)). The Company shall pay such lump sum amount to the Participant on the same date the first (or only) installment of his or her Severance Pay is paid in accordance with Article II, Section G(1) or Article II, Section (2) below, as applicable. Notwithstanding the foregoing, such lump sum payment shall be subject to the delayed commencement date provisions of Article III, Section A of the Plan, to the extent applicable. Such lump sum shall constitute taxable income to the Participant and shall be subject to the collection of all applicable withholding taxes by any Employer, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected. It shall be the sole responsibility of the Participant and his or her spouse and eligible dependents to obtain actual COBRA coverage under any Employer’s group health care plan.

E. Outplacement Services. Outplacement Services shall be provided under this Plan as follows:

(1) Outplacement Services in General. A Participant in this Plan may be eligible for Outplacement Services as follows:

• Grade 17 Eligible Employee. A Grade 17 Eligible Employee shall be eligible to receive Outplacement Services for a period of six (6) months following the date on which the Participant’s Involuntary Termination occurs.

• Grade 18 Eligible Employee. A Grade 18 Eligible Employee shall be eligible to receive Outplacement Services for a period of six (6) months following the date on which the Participant’s Involuntary Termination occurs.

• Grade 19 Eligible Employee. A Grade 19 Eligible Employee shall be eligible to receive Outplacement Services for a period of twelve (12) months following the date on which the Participant’s Involuntary Termination occurs.

• Grade 20 Eligible Employee. A Grade 20 Eligible Employee shall be eligible to receive Outplacement Services for a period of twelve (12) months following the date on which the Participant’s Involuntary Termination occurs.

(2) Limitation. No Outplacement Services will be provided beyond the date that is twelve (12) months following the date on which the Participant’s Involuntary Termination occurs.

F. Requirement of Complete And Permanent Release and Restrictive Covenants. Notwithstanding any provision of the Plan to the contrary, a Participant’s entitlement to Severance Pay, COBRA Coverage Costs, and Outplacement Services is contingent upon the Participant’s timely signing, delivery and non-revocation of a complete and permanent general release of all claims against all Employers and their affiliates and related parties (the “Release”). The Release may subject the Participant to certain confidentiality, non-solicitation, non-disparagement and non-compete covenants in such form and substance as the Company deems appropriate (except the Release may not include any new non-solicitation or non-compete covenants that were not in effect prior to the date of an Involuntary Termination that occurs during a Change in Control Period). A Participant’s failure to comply on a timely basis with such Release requirement shall render such individual ineligible to receive any severance pay or other benefits under the Plan.

On the date of the Participant’s Involuntary Termination or within fifteen

(15) days thereafter, the Company shall furnish such Participant with a letter that describes the benefits of the Plan as applicable to the Participant (the “Severance Letter”). With the Severance Letter the Company shall also forward the appropriate form of Release to be executed by the Participant.

If age forty (40) or older, the Participant shall have twenty-one (21) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the Company. However, if the Severance Pay is provided under this Plan in connection with an event that the Company in its discretion determines is a program affecting a group or class of Eligible Employees within the meaning of 29 USC Section 626(f)(1)(F)(ii), the Participant shall have forty-five (45) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the Company. In either case, the Participant will have seven (7) days from the date the Participant returns the signed Release to revoke and void the Release by giving written notice of his or her intent to do so to the Company. The Release does not become effective or enforceable until the seven (7)-day revocation period has expired.

If under age forty (40), the Participant shall have fourteen (14) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the Company, and such Release shall be effective and enforceable immediately upon delivery of the signed Release to the Company without any applicable revocation period.

G. Terms of Payment.

Provided the Participant returns, within the applicable time period provided under Article II, Section F, the Release required to receive benefits under the Plan and does not revoke that release during the applicable revocation period, the Severance Pay will be paid as follows:

(1) Involuntary Termination not during a Change in Control Period. The Severance Pay paid upon a Participant’s Involuntary Termination that does not occur during a Change in Control Period will be paid in successive equal installments over a period of months equal to the total number of months taken into account in calculating the Base Pay component of the Severance Pay to which such Participant is entitled. Such installments shall be payable over the applicable period on the regularly scheduled pay dates in effect for the salaried employees of the applicable Employer, with the first such installment to be paid on the first such pay date within the seventy-five (75)- day period measured from the date of the Participant’s Separation from Service due to his or her Involuntary Termination on which the Release delivered by the Participant in accordance with Article II, Section F is effective following the expiration of the applicable maximum review/delivery/return and revocation periods to which the Participant is entitled under the Plan and any applicable law with respect to such Release, or to begin on such subsequent date thereafter as the Company may determine in its sole discretion, but in no event shall the first such installment be paid later than the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s Separation from Service. For purposes of Code Section 409A, the Severance Pay payable pursuant to this Article II, Section G(1) shall be deemed to be a series of separate payments, with each installment of the Severance Pay to be treated as a separate payment, and any such separate payments made during the period commencing with date of the Participant’s Involuntary Termination and ending with March 15 of the calendar year immediately following the calendar year in which such Involuntary Termination occurs are intended to constitute the Participant’s “Short-Term Deferral Payments” for purposes of Article III of the Plan. In no event shall the Participant have any right to control or designate the calendar year in which the payment of his or her Separation Pay shall commence.

(2) Involuntary Termination during a Change in Control Period. The Severance Pay paid upon a Participant’s Involuntary Termination that occurs during a Change in Control Period will be paid in a single lump sum on the first regularly scheduled pay date in effect for the salaried employees of the applicable Employer that occurs within the seventy-five (75)- day period measured from the date of the Participant’s Separation from Service due to his or her Involuntary Termination on which the Release delivered by the Participant in accordance with Article II, Section F is effective following the expiration of the applicable maximum review/delivery/return and revocation periods to which the Participant is entitled under the Plan and any applicable law with respect to such Release, or on such subsequent date thereafter as the Company may determine in its sole discretion, but in no event shall such payment be paid later than the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s Separation from Service. For purposes of Code Section 409A, the Severance Pay payable pursuant to this Article II, Section G(2) is intended to constitute a “Short-Term Deferral Payment” for purposes of Article III of the Plan. In no event shall the Participant have any right to control or designate the calendar year in which the payment of his or her Separation Pay shall commence.

H. Confidentiality, Non-Solicitation, Non-Disparagement, and Non- Competition. If the Participant violates any confidentiality, non-solicitation, non-disparagement, or non-competition provisions in the Release or any other agreement between any Employer and the Participant, the Participant shall not be entitled to Severance Pay, COBRA Coverage Costs, or Outplacement Services. If the Participant violates any confidentiality, non-solicitation, non- disparagement, or non-competition provisions in the Release or any other agreement between any Employer and the Participant, the Participant shall repay or return all Severance Pay, COBRA Coverage Costs and the costs of any Outplacement Services provided to the Participant.

I. Other Benefits. Except as provided in this Plan or to the extent required by law or the applicable provisions of an employee benefit program, coverage under all employee benefit programs maintained by any Employer will cease on the date of the Participant’s termination of employment. The Participant shall, however, have such rights as are required by law or the applicable provision of an employee benefit program with respect to the applicable Employer’s employee benefit programs, including the right to elect COBRA coverage under the Employer’s health benefit programs.

J. Window Benefits. The Company may establish window benefits that shall be applicable for limited periods of time and may be applicable to limited groups of Eligible Employees. The provisions of such window benefit may be more favorable or less favorable than the provision that would otherwise be applicable to the Participant in the absence of such window benefit. The window benefit provisions shall, during the period for which they are in effect, supersede any other Plan provisions.

K. Cessation of Severance Pay Upon Reemployment. A Participant who experiences a Separation from Service and who is re-employed by an Employer prior to the date the Participant ceases to be eligible for any further Severance Pay by reason of such Separation from Service shall receive no further Severance Pay in connection with that Separation from Service.

L. Recoupment Policy. The payments and benefits provided under this Plan shall be subject to recovery under any clawback, recovery or recoupment policy which the Company or any parent or affiliate thereof may adopt from time to time, any policy which the Company or any parent or affiliate may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s or parent’s or an affiliate’s common stock may be listed.

M. Limitation on Benefits.

(1) In the event it shall be determined that any payment or distribution by any Employer to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Plan (“Plan Payments”) shall be reduced to the Reduced Amount if, and only if, by reason of such reduction, the net after-tax benefit received by the Participant, taking into account the applicable federal, state, local and foreign income, employment and other taxes, is greater than the net after-tax benefit that would be received by the Participant if no such reduction was made, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by any Employer because of Section 280G of the Code. Such reduction shall be applied before any reduction of any other payments that are not Plan Payments unless the plan or agreement calling for such payments expressly provides to the contrary making specific reference to this Plan. Anything to the contrary notwithstanding, if the Reduced Amount under the Plan is zero and it is determined further that any Payment that is not a Plan Payment would nevertheless be nondeductible by any Employer for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Plan Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Employer because of Section 280G of the Code. For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(2) The Administrator shall select a firm of certified public accountants of national standing, (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of the Company. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company and the Participant within 30 days after the date of termination of employment or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Accounting Firm shall determine how much of the Plan Payment or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Article II, Section M and any such reduction shall apply first to lump sum cash amounts payable pursuant to this Plan in the form of the Severance Pay. Subject to the terms of this Plan, within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan.

(3) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Plan Payments or Payments, as the case may be, will have been made by an Employer which should not have been made (“Overpayment”) or that additional Plan Payments or Payments, as the case may be, which will not have been made by an Employer could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Participant which the Accounting Firm believes has a high probability of success determines that an

Overpayment has been made, promptly on notice and demand the Participant shall repay to the Employer any such Overpayment paid or distributed by the Employer to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Participant to the Employer if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

ARTICLE III
TAX MATTERS

A. An Employer may withhold from any amounts payable under this Plan or from any other amount due a Participant any federal, state, local and other income, employment and other taxes that are required to be withheld pursuant to any applicable law or regulation.

B. The intent of the Employers is that payments and benefits under this Plan are exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant or Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

C. Notwithstanding any provision to the contrary in Article II or any other Article of the Plan, other than Article III, Sections D and E below, no severance benefit payable under the Plan (or component thereof) that is deemed to constitute an item of “nonqualified deferred compensation” within the meaning of Code Section 409A and that is otherwise payable in connection with a Participant’s Separation from Service shall be paid to the Participant until the earlier of (i) the first day of the seventh (7th) month following the date of such Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable delay period, all payments delayed pursuant to this Article III, Section C, whether they were otherwise payable in installments or a lump sum, shall be paid in a lump sum to the Participant, and any remaining severance benefits shall be paid in accordance with the applicable provisions of Article II.

D. Notwithstanding Article III, Section C above, the delayed commencement date provisions of such Article III, Section C shall not be applicable to (i) any severance payments under Article II that qualify as Short-Term Deferral Payments exempt from Code Section 409A or any other severance benefits hereunder that qualify for such exemption, as determined by the Company in its sole discretion and (ii) the portion of a Participant’s Severance Pay and COBRA Coverage Costs otherwise subject to Code Section 409A that does not in the aggregate exceed the dollar limit described below and that is otherwise scheduled to be paid in connection with such Participant’s Separation from Service but not later than the last day of the second (2nd) calendar year following the calendar year in which such Separation from Service occurs, as determined by the Company in its sole discretion. Accordingly, the payments described in the foregoing clauses (i) and (ii) of this Article III, Section D shall be paid to the Participant as they become due and payable in accordance with the payment provisions of Article II. For purposes of clause (ii) of this Article III, Section D, the applicable dollar limitation will be equal to two (2) times the lesser of (A) the Participant’s annualized compensation (based on his or her annual rate of pay for the taxable year preceding the taxable year of his or her Separation from Service, adjusted to reflect any increase during that taxable year that was expected to continue indefinitely had such Separation from Service not occurred) or (B) the compensation limit under Code Section 401(a)(17) as in effect in the year of the Separation from Service.

E. Article III, Sections C and D shall not apply to the lump sum payment of COBRA Coverage Costs to the extent the dollar amount of that payment does not exceed the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the calendar year in which the Participant’s Separation from Service occurs.

F. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Code Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on before to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

G. Whenever this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer and the Participant shall have no right to directly or indirectly specify the date of payment, provided that if the timing of the payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A of the Code is contingent on the lapse or expiration of the revocation period for the release required under Article II, Section F and such revocation period could lapse either in the same year or in the following year, the actual date of payment or benefit within the specified period shall be in such following year.

H. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Code Section 409A(3) and the Treasury Regulations thereunder.

I. No interest shall be paid on any Severance Pay or COBRA Coverage Costs for which a delayed commencement date is required in accordance with the foregoing provisions of this Article III.

ARTICLE IV
NON-ALIENATION OF PLAN BENEFITS

Except as provided by applicable law, no amounts or benefits payable or to be provided to any Participant under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void, nor shall any such amounts or benefits be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of any Participant.

If any Participant is, in the judgment of the Administrator, unable to take care of his or her affairs for any reason whatsoever, including mental condition, illness or accident, any amounts or benefits payable under the Plan may be paid to the guardian or other legal representative of such Participant or to such other person or institution who, in the opinion of the Administrator, is then maintaining or has custody of such Participant. Such payment shall constitute a full discharge with respect thereto and the Administrator shall have sole discretion in determining to whom such payment shall be made and in changing the payee from time to time.

ARTICLE V
FUNDS FROM WHICH PLAN BENEFITS ARE PAYABLE

The Plan shall be unfunded. All Severance Pay, COBRA Coverage Costs and Outplacement Services intended to be provided under the Plan shall be paid from time to time from the general assets of the Company and paid in accordance with the provisions of the Plan.

ARTICLE VI
CLAIM PROCEDURE

The Plan Administrator shall establish a claims procedure that satisfies the requirements of 29 CFR Section 2560.503-1 as applicable to a severance pay plan subject to ERISA. The Plan Administrator has full and complete discretionary authority to decide any matter presented through the claims procedure and the final decision by the Plan Administrator shall be binding on all parties to the maximum extent allowed by law.

ARTICLE VII
THE ADMINISTRATOR

The general administration of the Plan shall be vested in the Administrator who shall be the Plan Administrator for purposes of ERISA.

The Administrator may employ counsel, actuaries and agents and engage such clerical, medical and actuarial services as the Administrator deems expedient.

All expenses incurred by the Administrator in the administration of the Plan, including compensation of the counsel, agents and agencies as the Administrator may appoint or employ, shall be paid by the Company.

ARTICLE VIII
ACCOUNTS AND RECORDS

The Administrator shall keep such accounts and records as it may deem necessary or proper in the performance of its duties as administrator of the Plan.

ARTICLE IX
INTERPRETATION OF PROVISIONS

The Administrator shall have full and complete discretionary power and authority to determine the amount of any Severance Pay, COBRA Coverage Costs, and Outplacement Services, if any, payable under the Plan and all other matters arising in the administration, interpretation and application of the Plan.

The Plan is intended to comply with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. Payments and benefits to Plan Participants are also intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of the Plan applicable to such payments and benefits and the determination of the Participant’s Separation from Service due to his or her Involuntary Termination shall be applied, construed and administered so that those benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit under the Plan is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE X
AMENDMENT OR TERMINATION OF PLAN

Subject to the provisions of this Article X, the Administrator reserves the right to amend or terminate the Plan, any Participation Agreement issued pursuant to the Plan or the benefits provided hereunder at any time for any reason with or without notice; provided, however, that the Company may not amend or terminate the Plan with respect to, and no amendment or termination will apply to, any Participant who would be adversely affected thereby if such amendment or termination occurs during, or would otherwise take effect during, a Change in Control Period, unless such Participant consents in writing to such amendment or termination.

Any action amending or terminating the Plan or any Participation Agreement will be in writing and executed by a duly authorized officer of the Company. Notwithstanding the foregoing, if the Department of Labor issues a ruling or other guidance that has the effect of final and binding reclassification of the Plan as an “employee pension benefit plan” under ERISA, then this Plan will be automatically terminated retroactive as of the effective date for which the Plan is determined to be an employee pension benefit plan (except as otherwise noted herein).

ARTICLE XI
NO CONTRACT OF EMPLOYMENT

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Employer and any Eligible Employee or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Eligible Employee the right to be retained in the service of any Employer or to interfere with the rights of the Employer to discharge any Eligible Employee at any time. No Eligible Employee shall, because of the Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.

ARTICLE XII
FORMS; COMMUNICATIONS

A. The Administrator shall provide such appropriate forms as it may deem expedient in the administration of the Plan.

B. All communications concerning the Plan shall be in writing addressed to the Administrator at such address as the Administrator may from time to time designate, and no such communication shall be effective for any purpose unless received by the Administrator.

C. The Administrator shall issue a summary plan description to the Eligible Employees describing the Plan. In the event of any conflict between the terms of the Plan, as set forth in the Plan and as set forth in the summary plan description, the Plan shall control.

ARTICLE XIII
GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Arizona, except to the extent that the laws of the United States (including ERISA) take precedence and preempt state laws.

ARTICLE XIV
ERISA COMPLIANCE PROVISIONS

(A) Summary Plan Description Provisions.

General Information. This document also serves as the summary plan description for the Plan. The following is additional information about the Plan.

Plan sponsor:	Phoenix Education Partners, Inc. EIN: 38-3922540 4035 S. Riverpoint Parkway Phoenix, AZ 85040 Tel: (800) 990-2765
Plan name:	Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan
Plan number:	504
Type of plan:	Severance pay plan that is a “welfare benefit plan” under ERISA.
Funding:	Paid from the Company’s general assets.
Plan year:	The twelve (12) month period ending August 31
Plan Administrator:	Compensation Committee of the Board of Directors of Phoenix Education Partners, Inc. 4035 S. Riverpoint Parkway Phoenix, AZ 85040 Tel: (800) 990-2765
Agent for service of legal process:	If you have to bring legal action against the Plan for any reason, legal process can be served on the Plan Administrator at 4035 S. Riverpoint Parkway Phoenix, AZ 85040 Tel: (800) 990-2765

Statement of ERISA Rights. As a Participant in the Plan, you are entitled to certain rights and protections under the ERISA. ERISA provides that all Plan Participants shall be entitled to:

1. Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

2.  Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

3. Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

4. Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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EXHIBIT A

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of ______, 20__, between Phoenix Education Partners, Inc. (the “Company”) and _________________ (the “Participant”) (jointly, the “Parties”) pursuant to which the Participant accepts participation in the Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan (the “Severance Plan”) subject to the terms and conditions thereof as amended from time to time.

The Participant is hereby designated by the Administrator (as defined under the Severance Plan) as a Grade [ ] Eligible Employee under the Severance Plan.

The Participant acknowledges and agrees that the Severance Plan and this Participation Agreement supersede all prior plans, agreements (including employment agreements in effect on or prior to the effective date of the Severance Plan (the “Effective Date”)), or other arrangements, in each case, with respect to matters related to severance benefits or enhanced severance payments whether or not before, on or after a Change in Control (as defined in the Severance Plan), effective as of the Effective Date.

[For purposes of the Participant’s participation in the Severance Plan the following definition replaces the definition of “Good Reason” set forth in the Severance Plan:

“Good Reason” shall mean any of the following actions taken by an Employer without the Participant’s express prior written consent:

(a) a material reduction by the Employer of the Participant’s Base Pay (other than in a broad-based reduction similarly affecting all other members of the Company’s executive management), Annual Bonus Opportunity or Annual Long-Term Incentive;

(b) the relocation of the Participant's Principal Place of Employment by an Employer without the Participant's consent and in a manner that increases the Participant's one-way commute by more than twenty-five (25) miles as compared to the Participant's then-current Principal Place of Employment immediately prior to such relocation;

(c) a material breach by the Employer of any employment agreement or any other material written agreement between the Participant and the Employer concerning the terms and conditions of the Participant’s employment;

(d) a material reduction in the Participant’s duties, authority, or responsibilities for an Employer relative to the Participant’s duties, authority, or responsibilities for the Employer in effect immediately prior to such reduction, or a materially adverse change to the Participant’s title or to the position to which the Participant is required to report, provided, however, that reasonable changes to the Participant’s title, reporting structure, or the allocation, addition, elimination, or modification of job functions shall not constitute Good Reason so long as such changes are made in good faith and the Participant continues to have duties, authority, and responsibilities that, in the aggregate, are consistent with the Participant’s position as a senior executive at the same level of the Employer; or

(e) a failure of the Company to have a successor in interest to the Company assume the obligations to the Participant under this Plan in all material respects;

provided, however, that, any such termination by the Participant shall only be deemed for Good Reason pursuant to this definition if: (1) the Participant gives the Company written notice of the Participant’s intent to terminate for Good Reason within thirty (30) days following the Participant’s learning of the occurrence of the condition(s) that the Participant believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company (or Employer, as applicable) fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Participant voluntarily terminates the Participant’s employment within thirty (30) days following the end of the Cure Period. For the avoidance of doubt, any change in the entity structure of the Company or any other Employer, including as a result of a

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reorganization of the Company or any Employer, which does not result in a material adverse change to the Participant’s role or level of title, shall not constitute Good Reason.] 1

In addition, notwithstanding the terms of any equity incentive plan, grant notice or agreement governing any vested options to purchase common stock of the Company then held by the Participant (“Vested Options”), upon the Participation’s Termination without Cause or termination for Good Reason (as such terms are defined in the Plan), or the termination of the Participant’s employment with an Employer due to death or Disability (as defined in the Company’s 2025 Omnibus Incentive Plan), the period during which the Participant may exercise such Vested Options will be extended through the earlier of (i) [ ] months following such termination of employment and (ii) the applicable expiration date of the original term of such Vested Options.

IN WITNESS WHEREOF, the Company and the Participant have executed this Participation Agreement as of the date first written above.

PARTICIPANT:
Phoenix Education Partners, Inc.: By: Its:

1 To be included in selected Participation Agreements, as determined by the Administrator.